James E. Slayton, CPA
2858 West Market Street
Suite C
Akron, Ohio 44333

May 3, 2000

To Whom It May Concern:

The firm of James E. Slayton, Certified Public Accountant consents to the inclusion of my report of December 31, 1999, on the Financial Statements of ALD Services, Inc. from the inception date of November 10, 1998 through March 31, 2000 in any filings that are necessary now or in the near future to be filed with the U.S. Securities and Exchange Commission.

Professionally,

/s/James E. Slayton, CPA

Ohio License #04-1-15582